Exhibit 23.2

8 St Georges Terrace Perth WA 6000
GPO Box R1253 Perth WA 6844
T +61 8 9261 9100 F +61 8 9261 9101
www.rsmi.com.au

E-mail:simon.cubitt@rsmi.com.au
Direct line: +61 8 9261 9464
SCC:TUTU

29 January 2008

Board of Directors

Commonwealth Biotechnologies, Inc.

Richmond, Virginia

United States of America

Dear Directors

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our audit report dated December 5, 2006 relating to the consolidated financial statements of Mimotopes Pty Ltd which is contained in that Prospectus.

Yours faithfully

S C CUBITT Partner

Liability limited by a scheme approved under Professional Standards Legislation	Major Offices in: Perth, Sydney, Melbourne, Adelaide and Canberra ABN 36 965 185 036	RSM Bird Cameron Partners is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.